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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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
                       [LETTERHEAD OF SANTA FE PACIFIC]

                                                                            NEWS
                           CORPORATE COMMUNICATIONS




FOR IMMEDIATE RELEASE                         MEDIA CONTACT:  Catherine Westphal
#82                                                               (708) 995-6273
                                                                     Joele Frank
                                                     Abernathy MacGregor Scanlon
                                                                  (212) 371-5999


SANTA FE RESPONDS TO UNION PACIFIC


     SCHAUMBURG, ILLINOIS, December 17, 1994 -- In response to a letter received from Drew Lewis, chairman of Union Pacific Corporation, Robert D. Krebs, Santa Fe's chairman, president and chief executive officer, issued the following reply to Mr. Lewis:


Mr. Drew Lewis, Chairman
Union Pacific Corporation
Martin Tower, 8th & Eaton Avenues
Bethlehem, PA 18018


Dear Drew:

     I am not sure that continuing to trade letters on "process" issues serves any useful function. However, let me briefly reiterate Santa Fe's position. Contrary to the statement in your December 16 letter, the Santa Fe board has NOT put the company up for sale, and it is not conducting an auction. We entered into a contract for a strategic combination with Burlington Northern -- a combination that promises significant long-term growth. We are now negotiating with Burlington Northern in order to improve that agreement.

     At the same time, however, we have provided Union Pacific with all of the information about Santa Fe it needs in order to make its best alternative proposal. If you are willing and able to improve your proposal, I suggest that you do so without delay.



                                             Sincerely,
                                             /s/Rob


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

                       [LETTERHEAD OF SANTA FE PACIFIC]

                                                                          NEWS

FOR IMMEDIATE RELEASE

MEDIA CONTACT:  Burlington Northern Inc.                 Santa Fe Pacific Corp.
                Richard Russack                          Catherine Westphal
                (202) 347-8662                           (708) 995-6273

BURLINGTON NORTHERN AND SANTA FE PACIFIC AMEND THEIR MERGER AGREEMENT TO FACILITATE SUCCESSFUL COMPLETION OF THEIR STRATEGIC BUSINESS COMBINATION

    - Santa Fe to Conduct Self-Tender Offer to Purchase 38 Million of its Shares for $20 Per Share, Burlington Northern to Tender for Another 25 Million Santa Fe Shares at Same Price -

    - Exchange Ratio Increased to .40 Burlington Northern Shares in Proposed Second-Step, Tax-Free Stock-for-Stock Exchange -

    - Grinstein and Krebs Say Revision "Reflects Companies' Determination to Complete their Pro-Competitive, ICC-Approvable, Financially Sound Merger"-

     FORT WORTH, TEXAS and SCHAUMBURG, ILLINOIS, December 18, 1994 -- "Reflecting the determination of Burlington Northern Inc. and Santa Fe Pacific Corporation to build the value of our two companies for our respective shareholders by facilitating the successful completion of our pro-competitive, ICC-approvable and financially sound strategic business combination, BN and Santa Fe will shortly commence a joint tender offer to acquire a total of 63 Million Santa Fe shares, or approximately 33 percent of all such shares outstanding, at $20 per share in a recapitalization and merger transaction," Gerald Grinstein, Chairman and Chief Executive Officer of Burlington Northern Inc., and Robert D. Krebs, Chairman, President and Chief Executive Officer of Santa Fe Pacific Corporation, announced today.

     Under the terms of their amended merger agreement, Santa Fe will conduct a cash tender offer at $20 per share to acquire 38 million of its shares outstanding, representing approximately 20 percent of such shares, for a total of $760 million. At the same time, BN will launch a cash tender offer, also at a price of $20 per share, to acquire 25 million shares of Santa Fe, representing approximately 13 percent of such Santa Fe shares currently outstanding, for $500 million. The tender offers will be made on a combined basis and are expected to commence on or before Friday, December 23, 1994.


                                   - more -

                                                                   BN/SFP Page 2

        Following ICC approval, which the companies expect to receive in mid-1996, BN and Santa Fe will complete their merger through a tax-free exchange of stock at the increased exchange ratio of .40 of a BN share for each remaining share of Santa Fe. This two-step transaction will have substantially the same financial effect as an acquisition of Santa Fe by BN for 33 percent in cash and 67 percent in BN stock. Based on Friday's closing price of BN common stock, the two-step transaction will have a blended value of $20.40 per Santa Fe share, or $3.8 billion in aggregate.

        Mr. Grinstein said: "The boards of directors of BN and Santa Fe have unanimously reaffirmed their commitment to bring together our two great railroads in a win-win transaction for everyone concerned. This pro-competitive, end-to-end merger of our two systems will benefit shippers and the general public by providing expanded single-line rail services, while enhancing our nation's ability to compete in world markets by making efficient use of our existing transportation infrastructure. It will create a rail network in the western United States with far broader geographic coverage than either of the carriers' existing systems, enhancing the ability of U.S. shippers to get their products to market on a timely, cost-effective and competitive basis. The combined company will also be a financially strong rail carrier with a diversified traffic base and excellent financial prospects that will effectively compete with the dominant railroad in the West, Union Pacific."

        The transaction structure announced today is a refinement of the one originally contemplated when the proposed merger of the two companies was announced on June 30. That transaction called for BN to acquire Santa Fe in a stock swap valued at $2.7 billion on June 30 with an exchange ratio of .27. Increased on October 26 to .34 for a transaction valued at $3.2 billion on that date. The modification of the exchange ratio followed the hostile takeover bid announced by Union Pacific Corporation (UP) in early October. On November 8, in an attempt to gain the support of Santa Fe shareholders for the UP merger proposal despite widespread doubts that a UP/Santa Fe merger would win ICC approval, UP said it would place Santa Fe's rail operations in a voting trust pending receipt of such approval. BN has challenged the legality of UP's use of a voting trust in the Third Circuit Court in Philadelphia. The Court is expected to make its decision on this issue this week.

        Mr. Krebs of Santa Fe said: "A business combination of Santa Fe and BN is in the best long-term interest of both companies, their respective shareholders, and our nation. While preserving the values of the original structure for BN shareholders, the new structure allows Santa Fe shareholders who wish to receive a substantial portion of the consideration in cash up front to do so without waiting for ICC approval. At the same time, it allows Santa Fe shareholders to participate in the substantial upside potential of the combined company. This approach is the right approach for both companies. Jerry Grinstein and I and our respective boards of directors are pleased that we have found an alternative way to get the job done."

                                   - more -

                                                                   BN/SFP Page 3

     Completion of the Santa Fe self-tender offer and the BN tender offer, both of which will be financed by bank debt and available cash, is anticipated in late January 1995. The Santa Fe and BN offers are subject to each company obtaining bank financing, commitments for which are expected shortly. Under the terms of the amended merger agreement, BN will also receive a break-up fee of $50 million and expense reimbursement not to exceed $10 million in the event that the BN/Santa Fe merger is not completed because of a new competing offer.

     As previously announced, BN and Santa Fe have rescheduled their respective special shareholders' meetings to vote on the BN/Santa Fe merger for Friday, January 27, 1995, with a new record date of December 27, 1994. Consummation of the tender offer is contingent, among other things, on a vote by the holders of a majority of the shares of both companies in favor of the merger.

     In addition, shortly after completion of the tender offer, Santa Fe intends to offer to repurchase certain existing debt obligations totaling approximately $400 million, including (1) the $100 million 8 3/8% notes due November 1, 2001 and (2) the $100 million 8 5/8% notes due November 1, 2004. Proceeds for these repurchases will also be funded from the bank financing.

     Burlington Northern Inc. (NYSE: BNI) is the parent company of Burlington Northern Railroad, the largest transporter of grain and coal in America. It also serves customers in a variety of consumer, automotive and forest products and manufacturing industries.

     Santa Fe Pacific Corporation (NYSE: SFX) is the parent company of Atchison, Topeka and Santa Fe Railway and Santa Fe Pacific Pipeline Partners, L.P. Santa Fe Railway holds the record for hauling intermodal shipments, 1.22 million units annually, and currently serves 12 western, midwestern, and southwestern states between Chicago, the West Coast, and the Gulf of Mexico.




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